Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Femasys Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Notes	457(c)	19,281,254	$.6105	$11,771,205.57	0.0001381	$1,625.60
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Series A-1 Warrants	457(c)	16,378,563	$.6105	$9,999,112.71	0.0001381	$1,380.88
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Series B-1 Warrants	457(c)	16,378,563	$.6105	$9,999,112.71	0.0001381	$1,380.88
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Series C-1 Warrants	457(c)	16,378,563	$.6105	$9,999,112.71	0.0001381	$1,380.88
	Total Offering Amounts					$41,768,543.70		$5,768.24
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fees Due							$5,768.24

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Common Stock reported on the Nasdaq Capital Market on December 29, 2025.